FOR IMMEDIATE RELEASE                               Contact: Lesley A. Mobbs
                                                             Legal Manager
                                                             310-535-4122

                   Merisel Announces Appointment of New CEO

     El Segundo, Calif. (November 22, 2004) - Merisel, Inc. (Nasdaq: MSEL) today announced the appointment of Mr. Donald Uzzi as its new President and Chief Executive Officer. From July 1999 to December 2002, Mr. Uzzi was Senior Vice President, Senior Leader Operating Team at EDS Corporation, the computer services company. His responsibilities at EDS included advertising, marketing, communications, government affairs, strategic alliance planning, and alliance sales on a global basis. Since December 2002, Mr. Uzzi has provided private consulting services to various companies on marketing, corporate strategy, and communications.

     Mr. Uzzi replaces Timothy N. Jenson, who, as announced by the Company on November 15, tendered his resignation from all offices and directorships of the Company and its subsidiaries effective today. Except for Mr. Jenson's resignation and Mr. Uzzi's appointment, the remainder of Merisel's Board of Directors and officers remain the same. Mr. Jenson's resignation followed a decision by the Audit Committee of the Company to investigate the sale of certain assets and liabilities that had principally comprised the Company's software licensing business, including notes and real property assets, to D&H Services, LLC. Among other things, the investigation has focused on Mr. Jenson's relationships with D&H Services, LLC and its principals, and whether the financial and other terms of the transaction were fair to the Company. The investigation of the D&H transaction and of Mr. Jenson's activities is continuing, and the Company is considering available legal options, including possible rescission of the D&H transaction, and other remedies to recover any damages suffered by the Company.

     As previously announced, the Company did not file its quarterly form 10-Q as scheduled on November 15, 2004, and filed for an extension of time with the Securities and Exchange Commission. In view of the above investigation of the D&H Services, LLC transaction, the Company is unable to file its 10-Q at the end of the five-day extension period allowed by SEC regulations. The Company expects to file its 10-Q once the issues surrounding the investigation have been resolved, but at this time does not know when it will be in a position to file.

     Since the consummation of the sale to D&H Services, LLC, the Company has had no on-going operations or revenues, other than interest income. As of September 30, 2004, the Company's principal assets consisted of cash and cash equivalents in the approximate amount of $48 million.

     Statements herein concerning future events and developments and the Company's expectations, beliefs, plans and estimates constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are the effect of economic conditions generally, liability and other claims asserted against the Company and other risks detailed the company's SEC filings.


                                       ###